EXHIBIT 10.1

SIGNPATH PHARMA INC.
1375 California Road
Quakertown, PA  18951
(215) 538-9996

July 12, 2010

Jack Levine
16855 NE 2nd Avenue
North Miami Beach, FL  33162

Re:        Director Offer Letter

Dear Mr. Jack Levine:

SignPath Pharma Inc., a Delaware corporation (the “Company”), is pleased to offer you an independent director position on its Board of Directors (the “Board”).  We are all very impressed with your credentials and we look forward to your future success in this role.

Should you choose to accept this position as a member of the Board, this letter (“Agreement”) shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you are to provide.

1.           Term.  This agreement shall be for the ensuing year, effective as of the date of this Agreement.  Your term as director shall continue subject to the provisions in Section 8 below or until your successor is duly elected and qualified.  The position shall be up for re-election each year at the annual shareholder’s meeting and upon re-election, the terms and provisions of this Agreement shall remain in full force and effect.

2.           Services.  You shall render services as a member of the Board, as well as a member of any or all of the Board’s audit committee, compensation committee and/or nominating committee when they are formed (hereinafter your “Duties”). During the term of this Agreement, you shall attend and participate in such number of meetings of the Board and of the committee(s) of which you are a member as regularly or specially called. You may attend and participate at each such meeting, via teleconference, video conference or in person. You shall consult with the other members of the Board and committee(s) regularly and as necessary via telephone, electronic mail or other forms of correspondence.

3.           Services for Others.  You shall be free to represent or perform services for other persons during the term of this Agreement.  However, you agree that you do not presently perform and do not intend to perform, during the term of this Agreement, similar Duties, consulting or other services for companies whose businesses are or would be, in any way (directly or indirectly, competitive with the Company (except for companies previously disclosed by you to the Company in writing).  Should you propose to perform similar Duties, consulting or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

4.           Compensation to Independent Directors.  You shall receive no cash compensation for your services prior to the Company’s receipt of any significant revenues from operations.  You shall be reimbursed for reasonable expenses incurred by you in connection with the performance of your Duties (including travel expenses for in-person meetings).  Your sole compensation as an independent director shall be a grant on the date of your acceptance of this Agreement of a non-qualified stock option to purchase [100,000] shares of Common Stock of the Company at $0.85 per share under the Company’s 2009 Employee Stock Incentive Plan (the “2009 Plan”).  This option shall vest in three equal installments on each of the first three anniversary dates of the date of grant and shall be exercisable for ten (10) years from the date of grant.

5.           D&O Insurance Policy. During the term under this Agreement, the Company shall include you as an insured under any officers and directors insurance policy, which the Company intends to obtain when it has the funds.

6.           No Assignment.  Because of the personal nature of the services to be rendered by you, this agreement may not be assigned by you without the prior written consent of the Company.

7.           Confidential Information; Non-Disclosure.  In consideration of your access to the premises of the Company and/or you access to certain Confidential Information of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

a.           Definition.  For purposes of this agreement the term “Confidential Information” means:

i.           Any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; or

ii.          Any information which is related to the business of the Company and is generally not known by non-Company personnel.

iii.         By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

b.           Exclusions.  Notwithstanding the foregoing, the term Confidential Information shall not include:

i.           Any information which becomes generally available to the public other than as a result of a breach of the confidentiality portions of this agreement, or any other agreement requiring confidentiality between the Company and you;

ii.           Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

iii.         Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

c.           Documents. You agree that, without the express written consent of the Company, you will not remove from the Company's premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same.  In the event you receive any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company.  In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items.  You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company's demand, upon termination of this Agreement, or upon your termination or Resignation, as defined in Section 8 herein.

d.           No Disclosure.  You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of your business relationship with the Company.  You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this Agreement.

8.           Termination and Resignation.  Your membership on the Company’s Board may be terminated for any or no reason at a meeting called for the purpose of the election of directors by a vote of the stockholders holding at least a majority of the shares of the Company’s issued and outstanding shares entitled to vote. Your membership on a Board committee may be terminated for any or no reason at any meeting of the Board by or by written consent of, a majority of the Board at any time. You may also terminate your membership on the Board or on a committee for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of resignation by the Company. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company's obligations to pay you any cash compensation (or equivalent value in Company common stock or option shares) that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation.

9.           Governing Law.  All questions with respect to the construction and/or enforcement of this agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of Delaware.

10.         Entire Agreement; Amendment; Waiver; Counterparts.  This agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof.  Any term of this agreement may be amended and observance of any term of this agreement may be waived only with the written consent of the parties hereto.  Waiver of any term or condition of this agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this agreement.  The failure of any party at any time to require performance by any other party of any provision of this agreement shall not affect the right of any such party to require future performance of such provision or any other provision of agreement.  This agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

The Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

SIGNPATH PHARMA INC.

By:	/s/ Lawrence Helson
Dr. Lawrence Helson
Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Jack Levine
Jack Levine